                        STOCK OPTION PLAN AND AGREEMENT

         This Stock Option Plan and Agreement ("Agreement") is made effective the 17th day of December, 1992, by and between WESTPORT BANCORP, INC. ("Bancorp"), a Delaware corporation having its principal place of business in Westport, Connecticut, and THOMAS P. BILBAO (the "Executive"), an individual residing in the Town of Fairfield, Connecticut.

                THE BACKGROUND OF THIS AGREEMENT IS AS FOLLOWS:

         Executive is the Executive Vice President and Chief Operating Officer of Bancorp and of The Westport Bank & Trust Company (the "Bank"). To provide Executive with ongoing incentives for superior performance, the Board of Directors of Bancorp has approved the grant of stock options to Executive, subject to the condition that the grant of the stock options be approved by Bancorp's shareholders at the 1993 Annual Meeting of Bancorp's shareholders. The exercise price of the stock options will be the fair market value of Bancorp common stock on the date of grant, December 17, 1992.

         In consideration of the mutual covenants herein contained, Bancorp and Executive agree as follows:

         1. Grant of Stock Options. Bancorp grants to Executive options to purchase a total of 250,000 shares of Bancorp common stock, par value $0.01, at the price and on the terms determined as provided herein (the "Options").
This grant is conditioned upon the approval of the grant by the affirmative vote of the holders of a majority of the votes present or represented by proxy at the 1993 Annual Meeting of Bancorp Shareholders, If the grant is not approved, it shall immediately and without further action be and become null, void and without further effect on the date of the 1993 Annual Meeting of Bancorp Shareholders.

         2. Option Price. The purchase price per share of the Bancorp common stock covered by the Options shall be $2.00 per share, the fair market value of Bancorp common stock on December 17, 1992 (subject to adjustment as provided in Section 10 of this Agreement).

         3. Vesting. If the Options are approved by the shareholders of Bancorp, the Options shall become exercisable in the following manner:

                 (i) Two-thirds of the New Options (the "Group A Options")
         shall become exercisable over a period of five years, beginning on April 29, 1993. Twenty percent of the
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         Group A Options shall become exercisable on April 29, 1993, and twenty percent shall become exercisable on each April 29th thereafter through April 29, 1997.

                 (ii) The remaining one-third of the New Options (the "Group B Options") shall become exercisable over a period of three years, beginning on January 1, 1994. Sixty percent of the Group B Options shall become exercisable on January 1, 1994, twenty percent shall become exercisable on January 1, 1995, and the remaining twenty percent shall become exercisable on January 1, 1996.

In determining the number of Options that become exercisable or that expire (see Section 4 of this Agreement) on any given date, all fractions shall be rounded to the nearest whole number. Notwithstanding the foregoing, all of the Options that have not already expired or been exercised shall become exercisable immediately in the event that a Change in Control occurs. For purposes of this Agreement, the term "Change in Control" shall have the meaning assigned thereto in Section 9(a) of the Employment Agreement dated June 16, 1992 by and among Executive, Bancorp and the Bank.

         4. Term of Options. The Options are granted and made effective on the date on which the Options become exercisable pursuant to Section 3 of this Agreement. The Group A Options shall terminate, expire, and no longer be exercisable, to the extent not previously exercised or surrendered, on December 16, 2002, unless sooner terminated pursuant to the provisions of this Agreement. The Group B Options shall terminate, expire, and no longer be exercisable on December 16, 2002, unless sooner terminated pursuant to the provisions of this Agreement. The period during which Options will be exercisable hereunder shall be referred to herein as the "Option Period".

         5. Exercise of Options. During the Option Period, Executive (or such other person as is provided in Section 10) may exercise Options only by delivering written notice to Bancorp setting forth Executive's irrevocable election to purchase all or any part of the shares of Bancorp common stock that are the subject of the Options (the "Optioned Shares"). The notice must be accompanied by payment to Bancorp of the full purchase price for the shares of Bancorp common stock being purchased, at the election of Executive: (a) in cash or by certified check; (b) by tendering to Bancorp shares of Bancorp common stock, then owned by him for a period of not less than six (6) months, having a fair market value equal to the cash exercise price applicable to the purchase price of the shares as to which an option is being exercised; or (c) partly in cash and partly in shares of the Bancorp common stock valued at fair market value (defined in Section 7). Executive shall not have any rights of a shareholder of Bancorp with respect to any Optioned Shares except insofar as the Option has been exercised with respect to such Optioned Shares. No Optioned Shares shall be issued until full payment in accordance with this
Section 5 shall have been received.
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PAGE 3

         6. Restriction on Exercise. The Options may not be exercised if the issuance of the shares of Bancorp common stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulation. As a condition to the exercise of the Options, Bancorp may require Executive to make any reasonable representation and warranty to Bancorp as may be required by any applicable law or regulation. Executive understands and agrees that the foregoing representations and warranties shall be relied upon and shall be specifically enforceable by Bancorp.

         7. Determination of Fair Market Value. For purposes of this Agreement, the fair market value of Bancorp common stock shall be determined as of a particular date: (i) if the stock is listed or admitted to trading on a national securities exchange or reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the closing price of Bancorp common stock reported by such exchange or NASDAQ for the business day immediately preceding the day on which the New Option is exercised (or, if no closing price was reported for such day, then the closing price for the next preceding day for which a closing price was reported), or (ii) if the stock is not then listed or admitted to trading on a national securities exchange or reported by NASDAQ, such amount as shall be determined by the Board of Directors of Bancorp on the basis of such factors as it deems relevant.

         8. Termination. Executive specifically acknowledges that the Options shall automatically terminate (i) immediately if the condition of Section 1 is not timely satisfied; (ii) upon termination of Executive's employment with Bancorp, if Executive shall voluntarily leave the employ of Bancorp or if Executive's employment shall be terminated for cause, as defined in Section 8(a) of the Employment Agreement (iii) 90 days after the termination of Executive's employment with Bancorp for any reason other than disability, death or cause; and (iv) one year after Executive's death or disability. No Optioned Shares shall vest after the date of Executive's termination of employment.
For purposes of this Agreement, employment by any direct or indirect subsidiary of Bancorp shall be deemed to be employment by Bancorp.

         9. Non-Transferability of Options. The Options may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised only by Executive during his life, and in the event of his death while employed by Bancorp, only by Executive's legal representative or the legal representative of his estate. The terms of the Options shall be binding upon the executors, administrators, heirs, and successors of Executive.

         10. Effect of Change of Stock Subject to the Options. If during the term of this Agreement, shares of stock of Bancorp shall at any time be changed or exchanged by reason of a stock dividend, split-up, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, the number and class of shares subject to the Options and constituting Optioned Shares, and the purchase price of Optioned Shares as set forth in this Agreement, shall be appropriately adjusted (to the nearest whole share in each case) so as to maintain the proportionate number of Optioned Shares without changing the aggregate option price. The determination of Bancorp's Board of Directors as to the terms of any such adjustment shall be conclusive and binding.

         11. Representations. Executive represents and warrants to Bancorp that he is acquiring the Options and will be acquiring the shares of Bancorp common stock subject to the Options for his own account for investment and not with a view toward distribution thereof.

         12.     Tax Considerations.

                 (a) Executive acknowledges that (i) pursuant to the Internal Revenue Code of 1986, as amended and currently in effect (the "Code"), the difference between the fair market value of the Optioned Shares on the date he exercises an Option and the exercise price of the Option will be taxable income to him in the year he exercises the Option; and (ii) Bancorp may be required to withhold federal, state or local taxes with respect to the compensation income, if any, realized by the Executive upon an exercise of Options. If Bancorp determines that such withholding is required, Executive agrees either to provide Bancorp at the time of any exercise of an Option with funds equal to the amount of taxes that Bancorp determines must be withheld or to make other arrangements satisfactory to Bancorp regarding such payment, including authorizing Bancorp to withhold such amounts from any payments to which he is entitled. All matters with respect to the withholding of taxes resulting from an exercise of Options shall be determined by the Board of Directors of Bancorp and such determination shall be conclusive and binding.

                 (b) The Options do not constitute and are not intended to be "incentive stock options" within the meaning of Section 422A of the Code.

         13. Securities Considerations. Executive acknowledges that the Options are subject to the approval of Bancorp's shareholders.

         14. Corporate Law Status of Shares. The shares of Bancorp common stock issuable upon exercise of the Options in accordance herewith, upon issuance, delivery and payment for such shares in accordance with Section 5, shall constitute validly issued outstanding shares of capital stock of Bancorp. When so paid for, such shares will be fully paid and nonassessable. Throughout the Option Period (subject to the early termination thereof under Section 9), Bancorp shall have full legal right and authority to issue and deliver the Optioned Shares as contemplated by this

Agreement.   Executive shall have none of the rights of a shareholder until the
Optioned Shares are in fact issued and delivered to him.

         15. Reservation of Shares. During the Option Period, Bancorp shall reserve from its authorized and unissued common stock, or from its treasury stock (or part from both), a sufficient number of shares to provide for the delivery of the Optioned Shares upon exercise of the Options in accordance herewith and subject to the provisions of Section 5. If the Options should expire, lapse or otherwise become unexercisable for any reason specified in or contemplated by this Agreement, to the extent that the Options shall not have been exercised as to the full number of the Optioned Shares subject thereto, the unpurchased Optioned Shares shall be deemed freed automatically from any such reservation.

         16. Resolution of Controversies. Any dispute or disagreement that may arise under, or in any way may relate to, the interpretation, construction or application of this Agreement shall be subject to determination
by the Bancorp Board of Directors.   Any determination made by the Bancorp
Board of Directors shall be final, binding and conclusive for all purposes.

         17. Notices. All notices, requests, demands, or other communications required, permitted or contemplated by this Agreement shall be deemed effectively served, delivered or otherwise made (a) upon receipt if manually delivered, or (b) upon the delivery date shown on the returned receipt (or if delivery is refused on the date presented for delivery) if mailed by the United States registered or certified mail, postage prepaid, return receipt requested, and if intended for Bancorp, directed to Bancorp at 87 Post Road East, Westport, Connecticut 06880; or if intended for Executive, directed to him at his address as set forth most recently on Bancorp's employment records. Either party may, by notice delivered in accordance with this Section 17, notify the other party of a different address for all future notices, which will be effective upon delivery to the other party.

         18. Modification and Waiver. No modification or waiver of any of the provisions of this Agreement shall be binding upon either Bancorp or Executive unless made in writing and signed by the Executive and countersigned on behalf of Bancorp by an executive officer of Bancorp other than Executive.

         19. Acceptance. The Options shall be subject to all of the terms and provisions of this Agreement. Executive hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of Bancorp upon any questions arising under the Options.

         20. Governing Law. This Agreement shall be governed by the laws of the United States, where applicable, and otherwise by the laws of the State of Delaware.
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                                              WESTPORT BANCORP, INC,

Attest:

         [sig]
- ----------------------------------            By: /s/ DAVID A. ROSOW
                                                 ----------------------------
                                                 David A. Rosow
                                                 Chairman of the
                                                 Board of Directors

Attest:

         [sig]                                  /s/ THOMAS P. BILBAO
- ----------------------------------              ------------------------------
                                                Thomas P. Bilbao

SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF THIS WARRANT CERTIFICATE
(i) HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, (ii) MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SO REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE, AND (iii) ARE SUBJECT TO THE CONDITIONS AND
RESTRICTIONS ON TRANSFER SPECIFIED IN THIS WARRANT CERTIFICATE.   NO TRANSFER
OF ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

No. of Warrants: 12,500                               Warrant No. 22

                              WARRANT CERTIFICATE

                     To Purchase Shares of Common Stock of
                             WESTPORT BANCORP, INC.

                     Not Transferable or Exercisable Except
                      Upon the Conditions Herein Specified

                          VOID AFTER December 31, 1996

         THIS IS TO CERTIFY THAT, for value received, Thomas P. Bilbao Individual Retirement Account or his registered assigns (the "Holder"), is entitled at any time on or after January 1, 1994, and on or before the Expiration Date, to purchase from WESTPORT BANCORP, INC., a bank holding company organized and existing pursuant to the laws of the State of Delaware, 12,500 shares of Common Stock, in whole or in part, at a purchase price of $.75 per share, all on the terms and conditions and pursuant to the provisions hereinafter set forth.

         The Warrants shall be void and all rights represented hereby shall cease on the Expiration Date (as defined in Section 1).

         The Warrants are part of an authorized issue of 2,335,000 Warrants, representing the right to purchase an aggregate minimum of 2,335,000 shares of Common Stock reserved for issuance by the Company upon the exercise of the Warrants.

         Certain terms used in this Warrant are defined in Section 1 hereof.

         The Warrants are subject to the following provisions, terms and conditions:

         Section 1. Definitions. The terms defined in this Section, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

         "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after February 14, 1992, other than Warrant Stock, Employee Stock, Rights Distribution Stock and Series A Convertible Preferred Stock.

         "Commission" shall mean the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act.

         "Common Stock" shall mean the Company's authorized common stock, $.01 par value per share, as constituted as of the close of business on February 14, 1992, and any stock into which such common stock may thereafter be changed on one or more or a succession of occasions as a result of a stock split, stock dividend or combination or reclassification of shares, or through a merger, consolidation, reorganization or recapitalization, or by any other means, and, in addition to such common stock, shall also include capital stock of the Company of any other class, which is not preferred as to dividends or assets over any other class of stock of the Company and which is not subject to redemption; provided that the shares of Common Stock receivable upon exercise of the Warrants shall include only shares designated as Common Stock of the Company as of the close of business on February 14, 1992.

         "Company" shall mean Westport Bancorp, Inc., a bank holding company organized and existing pursuant to the laws of the State of Delaware, and any successor corporation by merger, consolidation or otherwise.

         "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

         "Employee Stock" shall mean the shares of Common Stock issued in connection with any and all employee compensation and benefit plans, stock option plans, employee agreements and contracts of the Company.

         "Exercise Price" per share of Common Stock on any date herein specified shall be equal to seventy five cents ($.75) per share of Common Stock.

         "Expiration Date" shall mean December 31, 1996.

         "Issuance Date" shall mean February 18, 1992.

         "Offering" shall mean the Company's private placement offering dated December 17, 1991, of a minimum of 35,000 and a maximum of 65,000 units, each unit consisting of one share of Series A Convertible Preferred Stock and 50 warrants, each warrant granting the holder thereof the right to purchase one share of Common Stock at the Exercise Price.

         "Outstanding", when used with reference to Common Stock shall mean, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

         "Person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

         "Purchase Price" shall mean the amount resulting from multiplying the Exercise Price by the number of shares of Common Stock the Holder is entitled to receive upon proper exercise of this Warrant.

         "Rights Distribution" shall mean the distribution to the
holders of Common Stock of certain Common Stock purchase rights which entitle each such holder to purchase one share of Common Stock for each two shares of Common Stock owned of record on the record date established for such Rights Distribution, at the following prices: (i) until the last day of the calendar month following the month in which registration of the underlying Common Stock becomes effective (the "First Purchase Date"), at $1.50 per share; (ii) from and after the First Purchase Date and until the last day of the sixth month following the First Purchase Date (the "Second Purchase Date"), at $2.00 per share; and (iii) from and after the Second Purchase Date, at $3.00 per share. The Rights Distribution shall have been authorized by the
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                                      -4-

Board of Directors of the Company on or prior to February 29, 1992.

         "Rights Distribution Stock" shall mean the shares of Common Stock issued in connection with the Rights Distribution.

         "Securities Act" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Series A Convertible Preferred Stock" shall mean the Company's authorized Series A Convertible Preferred Stock, $ .01 par value per share. Each share of Series A Convertible Preferred Stock is convertible into 100 shares of Common Stock.

         "Subsidiary" shall mean any corporation at least a majority of the outstanding voting stock of which shall at the time be owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

         "Transfer", as used in Section 8, shall include, but not be limited to, any disposition of any Warrant or Warrant Stock or of any interest therein that would constitute a sale thereof within the meaning of the Securities Act.

         "Warrants" shall mean the Warrant Certificate, dated as of February 18, 1992, issued by the Company to a Holder, evidencing rights to purchase shares of Common Stock, and all Warrants issued upon transfer, division or combination of, or in substitution for, any thereof (including any new Warrants referred to in Section 9). All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be executed.

         "Warrant Stock" shall mean, as of any date, shares of Common Stock on such date issued (initially or upon subsequent transfer) as a result of the exercise of the Warrants.

         Section 2.  Exercise of Warrant.

         A. Manner of Exercise. This Warrant may be exercised at any time or from time to time on or after January 1, 1994, on any day which is not a Saturday, Sunday or public holiday under the laws of the State of Connecticut, for all or any part of the number of shares of Common Stock specified in the first paragraph of this Warrant; provided, however, that this Warrant shall be void and all rights represented hereby shall cease unless exercised before 5:00 P.M., New York City time, on the Expiration Date. In order to exercise this Warrant, in whole or in part, the Holder hereof shall deliver to the Company at its office to which notices are to be given in accordance with Section 10, (i) a written notice of such Holder's election to exercise this Warrant, which notice shall specify the number of shares of Common Stock to be purchased (the "Notice"), (ii) cash or a check in the amount of the Purchase Price for the number of shares of Common Stock for which this Warrant is being exercised, and (iii) this Warrant. The Notice shall not be given less than 30 days nor more than 90 days after the Holder hereof has given to the Company such Holder's written statement that such Holder intends to exercise this Warrant (a "Statement of Intention"). If the Notice is not given within such 30 to 90 day period following the giving of a Statement of Intention, the Notice may be given thereafter only during the 30 to 90 day period following a subsequent Statement of Intention. The Notice may be in the form of the Exercise Form appearing at the end of this Warrant. Upon receipt of the Notice, the Company shall, as promptly as practicable, and in any event within five days thereafter, execute or cause to be executed and deliver to such Holder a certificate or certificates, dated the date of delivery of the Notice, representing the aggregate number of shares of Common Stock issuable upon such exercise as hereinafter provided, any and all of which certificates shall bear the restrictive legend set forth in Section 8. Except as provided in Section 8, the stock certificate or certificates so delivered shall be registered in the name of such Holder or, subject to Section 8, such other name as shall be designated in the Notice. This Warrant shall be deemed to have been exercised and the shares of Common Stock issuable upon such exercise shall be deemed to have been issued, and such Holder or any other person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of the date the Notice and said cash or check and this Warrant are received by the Company as aforesaid. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Common Stock issuable upon such exercise, deliver to such Holder a new Warrant evidencing the rights of such Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or, at the request of such Holder, appropriate notation may be made on this Warrant and the same returned to such Holder.

         B. Payment of Taxes, etc. All shares of Common Stock which shall be issued upon the exercise of this Warrant shall be duly and validly issued, fully paid and nonassessable, and the Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed in respect of, the issue or delivery thereof (other than taxes measured by or based on income and stock transfer taxes payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of a registered Holder of this Warrant).

         C. Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon any exercise of any Warrant, but the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price per share of Common Stock on the business day next preceding the day of exercise. As used in this Section C, the term "current market price" at any time means the daily average closing price for a period of thirty business days ending on the business day before the date for which such price is to be determined. The closing price for each business day will be either (i) the last sale price as quoted on the principal national securities exchange upon which the Common Stock (or other capital stock or securities) is listed or admitted to trading, or, if the Common Stock (or other capital stock or securities) is not so listed or admitted, (ii) the average of the closing bid and asked prices as quoted on the National Association of Securities Dealers Automated Quotations System. If, for any reason, such closing prices cannot reasonably be determined, then the current market price will be determined by any reasonable method selected by the Board of Directors of the Company.

         Section 3. Transfer, Division and Combination. Subject to Section 8, the transfer of this Warrant and all rights hereunder, in whole or in part, is registrable on the books of the Company to be maintained for such purpose upon surrender of this Warrant at the principal office of the Company referred to in Section 10, together with delivery of a written assignment hereof duly executed by the Holder or his agent or attorney and payment of funds sufficient to pay any stock transfer taxes payable upon the making of such transfer.
Upon such surrender and payment the Company shall, subject to Section 8, execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned in compliance with Section 8, may be exercised by a new Holder for the purchase of Common Stock without having a new Warrant issued.

         This Warrant may, subject to Section 8, be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued signed by the Holder hereof or his agent or attorney. Subject to compliance with the preceding paragraph and with Section 8, as to any Transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

         The Company shall pay all taxes (other than taxes measured by or based on income and stock transfer taxes payable in respect of any transfer involved in the issuance and delivery of any Warrant in a name other than that of the registered Holder of the Warrant presented under this Section 3) and all expenses and other charges payable in connection with the preparation, issue and delivery of Warrants under this Section, and agrees to maintain at its aforesaid offices or agency, books for the registration and the registration of transfer of the Warrants.

         Section 4. Adjustments. The number of shares of Common Stock and the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section.

         A. Subdivisions and Combinations. In case at any time or from time to time the Company shall:

         (1) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

         (2) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the number of shares of Common Stock thereafter constituting Warrant Stock shall be adjusted so as to consist of the same number of shares that a record holder of the number of shares of Common Stock constituting Warrant Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

         B. Issuance of Additional Shares of Common Stock. In case at any time or from time to time the Company shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock, then the number of shares of Common Stock thereafter constituting Warrant Stock shall be adjusted to that number determined by multiplying the number of shares of Common Stock constituting Warrant Stock immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus the number of Additional Shares of Common Stock deemed to be outstanding pursuant to Subsections 4(C) and 4(D) immediately prior to the issuance of Additional Shares of Common Stock as contemplated by this Subsection 4(B), plus the number of such Additional Shares of Common Stock so issued as contemplated by this Subsection 4(B) and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock, plus the number of Additional Shares of Common Stock deemed to be outstanding pursuant to Subsections 4(C) and 4(D) immediately prior to the issuance of Additional Shares of Common Stock as contemplated by this Subsection 4(B). The provisions of this Subsection shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Subsection A of this Section. No adjustment of the number of shares of Common Stock constituting Warrant Stock shall be made under this Subsection upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Subsections C or D of this Section, or if such Additional Shares are issued in connection with the Series A Convertible Preferred Stock issued pursuant to the Offering, or the Rights Distribution Stock, issued pursuant to the Rights Distribution.

         C. Issuance of Warrants or Other Rights. Other than the Offering and the Rights Distribution, in case at any time or from time to time the Company shall issue or sell, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities, whether or not the rights to exercise, exchange or convert thereunder are immediately exercisable, then the number of shares of Common Stock thereafter constituting Warrant Stock shall be adjusted as provided in Subsection B of this Section on the basis that the maximum number of Additional Shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding.

         D. Issuance of Convertible Securities. Other than the Offering and the Rights Distribution, in case at any time or from time to time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger or otherwise) issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, then the number of shares of Common Stock thereafter constituting Warrant Stock shall be adjusted as provided in Subsection B of this Section on the basis that the maximum number of Additional Shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding. No adjustment of the number of shares of Common Stock constituting Warrant Stock shall be made under this Subsection upon the issuance of any Convertible Securities that are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Subsection C of this Section.

         E. Superseding Adjustment of Warrant Stock. If, at any time after any adjustment of the number of shares of Common Stock constituting Warrant Stock shall have been made pursuant to the foregoing Subsections C or D of this Section on the basis of the issuance of warrants or other rights or the issuance of other Convertible Securities, such warrants or rights or the right of conversion or exchange under such other Convertible Securities shall expire, and a portion of such warrants or rights, or the right of conversion or exchange in respect of a portion of such Convertible Securities, as the case may be, shall not have been exercised, such previous adjustment shall be rescinded and annulled and the Additional Shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled, shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the basis of treating the number of Additional Shares of Common Stock, if any, theretofore actually issued or issuable pursuant to the previous exercise of such warrants or rights or such right of conversion or exchange under such Convertible Securities, as having been issued on the date or dates of such exercise and, if and to the extent called for by the foregoing provisions of this Section on the basis aforesaid, a new adjustment of the number of shares constituting Warrant Stock shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

         F. Other Provisions Applicable to Adjustments Under this Section. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock constituting Warrant Stock heretofore provided in this Section:

                 (1) Treasury Stock. The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed an issuance thereof for the purposes of this Section.

                 (2) When Adjustments to be Made. The adjustments required by the preceding Subsections of this Section shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the number of shares of Common Stock constituting Warrant Stock that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Subsection A) unless and until such adjustment either by itself or with other adjustments not previously made adds or subtracts at least 5% to or from the number of shares of Common Stock constituting Warrant Stock immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                 (3) Fractional Interests. In computing adjustments under this Section, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth of a share.

                 (4) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

         G. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, merge or consolidate into another corporation, or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation are to be received by or distributed to the holders of Common Stock of the Company, then each holder of a Warrant shall have the right thereafter to receive, upon exercise of such Warrant, Warrant Stock comprising the number of shares of common stock of the successor or acquiring corporation receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock constituting Warrant Stock immediately prior to such event. If, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in addition to common stock of the successor or acquiring corporation, the Holder hereof shall be entitled to receive the same amount of cash, shares or other securities or property that such Holder would have been entitled to if such Holder owned the shares that may be purchased pursuant to this Warrant. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Stock which shall be as nearly equivalent as practicable to the adjustments provided for in this Section. For the purposes of this Section "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

         H. Other Action Affecting Common Stock. In case at any time or from time to time the Company shall take any action affecting its Common Stock, other than an action described in any of Subsections A to H, inclusive, of this Section, then, unless in the good faith opinion of the Board of Directors of the Company such action will not have a materially adverse effect upon the rights of the holders of the Warrants, the number of shares of Common Stock or other stock constituting Warrant Stock, shall be adjusted in such manner and at such time as the Board of Directors of the Company may in good faith determine to be equitable in the circumstances.

         Section 5. Notices to Warrant Holders. If at any time prior to the full exercise of the Warrants evidenced hereby:

                 (a) The Company shall authorize the issue of any options, warrants or rights pro rata to all holders of Common Stock entitling them to subscribe for or purchase any shares of stock of the Company or to receive any other rights; or

                 (b) There shall occur any reclassification of the Common Stock, or any consolidation or merger of the Company with or into another corporation or person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock) or a sale or transfer to another corporation or person of all or substantially all of the properties of the Company; or

                 (c) There shall occur the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

         then, and in each of such cases, the Company shall deliver to the registered Holder hereof at its last address appearing on the books of the Company, as promptly as practicable but in any event at least 15 days prior to the applicable record date (or determination date) mentioned below, a notice stating, to the extent such information is available, (i) the date on which a record is to be taken for the purpose of such, issuance or rights, or, if a record is not to be taken, the date as of which the Holders of Common Shares of record to be entitled to such, issuance or rights are to be determined, or (ii) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up.

                 In addition to the foregoing, while this Warrant Certificate remains outstanding, the Company will mail to the Holder copies of all reports and correspondence which the Company mails to its stockholders.

         Section 6. Reservation and Authorization of Common Stock; Approval of any Governmental Authority. The Company shall at all times reserve and keep available for issuance upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable shall, when issued upon exercise of any Warrant, be duly and validly issued and fully paid and non-assessable.

         Before taking any action which would result in an adjustment pursuant to Section 4 hereof, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof and from any Person from whom any such authorization or consent may be required.

         Section 7. Stock and Warrant Transfer Books. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

         Section 8. Restrictions on Transferability of Warrant Stock; Registration. The Warrants and the Warrant Stock shall not be transferable, hypothecated or assigned before satisfaction of the conditions specified in this Section. The Holder of this

Warrant, by acceptance of this Warrant, agrees to be bound by the provisions of this Section.

         A.   Restrictive Legend.   Unless and until otherwise permitted by
this Section, each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SHARES REPRESENTED BY THIS CERTIFICATE (i) HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE,
(ii) MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SO REGISTERED OR QUALIFIED OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE, AND (iii) ARE SUBJECT TO THE CONDITIONS AND RESTRICTIONS ON TRANSFER SPECIFIED IN A CERTAIN WARRANT CERTIFICATE, DATED AS OF FEBRUARY 24, 1992, ISSUED BY WESTPORT BANCORP, INC., A BANK HOLDING CORPORATION ORGANIZED AND EXISTING PURSUANT TO THE LAWS OF THE STATE OF DELAWARE (THE "COMPANY"). NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. A COPY OF THE FORM OF SAID WARRANT CERTIFICATE IS ON FILE WITH THE SECRETARY OF THE COMPANY."

         B. Termination of Restrictions. Notwithstanding the foregoing provisions of this Section, the restrictions imposed by this Section upon the transferability of the Warrant Stock shall cease and terminate as to any particular Warrant or share of Warrant Stock when the sale of such security shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration or sold by the holder thereof to an underwriter for its own account and not with a view to or for resale in connection with such registration. Whenever the restrictions imposed by this Section shall terminate as to this Warrant, as hereinabove provided, the Company shall cause to be stamped or otherwise imprinted upon this Warrant, at the request of the holder hereof, without expense to such Holder, a legend in substantially the following form:

         "THE RESTRICTIONS ON TRANSFERABILITY OF THE WARRANT STOCK CONTAINED IN SECTION 8 HEREOF TERMINATED ON ____________, AND ARE OF NO FURTHER FORCE OR EFFECT."

All Warrant Stock issued upon registration of transfer, division or combination of, or in substitution for, any Warrant Stock or Warrants entitled to bear such legend shall have a similar legend endorsed thereon. Whenever the restrictions imposed by this Section shall terminate as to any Warrant Certificate, as hereinabove provided, the Holder thereof shall be entitled to receive from the Company without expense to such Holder, a new certificate for Common Stock not bearing the restrictive legend set forth in Subsection A of this Section.

         C. Supplying Information. The Company shall cooperate with each seller of any Warrant or any Warrant Stock in supplying such information as may be necessary for such seller to complete and file any reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Warrant or Warrant Stock.

         D. Indemnification. Each holder of any Warrant or any Warrant Stock obtained by the exercise thereof shall, by acceptance thereof, agree to indemnify and hold harmless the Company, its directors and officers and each other Person, if any, who controls the Company against any losses, claims, damages, or liabilities, joint or several, to which the Company or any such director or officer or any such Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act for sale by such holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such alleged untrue statement or alleged omission was made in such registration statement, preliminary prospectus, prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such holder specifically stating it is for use therein, and shall reimburse the Company or such director, officer or other Person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action.

         Section 9. Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in case of loss, theft or destruction) of indemnity satisfactory to it in the exercise of its reasonable discretion (it being understood that the written agreement of Holder shall be sufficient indemnity) and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor.

         Section 10. Notice Generally. Any notice, demand or delivery pursuant to the provisions hereof shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed to Holder at its last known address appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal office at 87 Post Road East, WestPort, Connecticut 06880, or such other address as shall have been furnished to the party giving or making such notice, demand or delivery.

                 Section 11. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, and no mere enumeration here in of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         Section 12. Governing Law. This Warrant shall be governed by and shall be construed and enforced in accordance with the laws of the State of Connecticut without regard to its conflict of law rules.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary.

Dated and effective as of February 24, 1992.

                                        WESTPORT BANCORP, INC.

                                        By /s/MICHAEL H. FLYNN
                                          --------------------
                                          Michael H. Flynn
                                          Its President

Attest:


/s/ JOHN H. JEVNE
- ------------------
John H. Jevne
Its Secretary

                                 EXERCISE FORM

               (To be executed only upon an exercise of Warrant)

         The undersigned owner of this Warrant irrevocably exercises this Warrant for and purchases the number of shares of Common Stock of Westport Bancorp, Inc., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant, such number of shares being shares of Common Stock, and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to _______________ whose address is ______________________________ and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable thereunder be delivered to the undersigned.

Dated:

                            ----------------------------------------------------
                                             (Signature of Owner)

                            ----------------------------------------------------
                                             (Street Address)

                            ----------------------------------------------------
                            (City)                (State)             (Zip Code)

                                ASSIGNMENT FORM

         FOR VALUE RECEIVED the undersigned owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

Name and Address of Assignee                   No. of Shares of Common Stock
- ----------------------------                   ------------------------------

and does hereby irrevocably constitute and appoint as its Attorney ________________ to register such transfer on the books of The Westport Bancorp, Inc., maintained for the purpose, with full power of substitution in the premises.

Dated:                                         Signature:
                                                         ----------------------

                                               Witness:
                                                        -----------------------

         The Common Stock is traded on NASDAQ under the symbol "WBAT" and, on September 30, 1992, the last reported sale price of the Common Stock was $2.125.

        HOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER
                  "RISK FACTORS AND SPECIAL CONSIDERATIONS."

                       -------------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION, THE CONNECTICUT DEPARTMENT OF
        BANKING, THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY STATE
          SECURITIES COMMISSION OR BY ANY OTHER GOVERNMENT AGENCY OR
       OFFICIAL, NOR HAVE ANY OF THE FOREGOING PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                       -------------------------------


         THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THE RIGHTS, CONVERSION OF THE PREFERRED STOCK AND THE EXERCISE OF THE WARRANTS ARE NOT BANK ACCOUNTS, SAVINGS ACCOUNTS OR DEPOSITS AND WILL NOT BE INSURED BY THE
                    FEDERAL DEPOSIT INSURANCE CORPORATION.

                       --------------------------------


                          Price                     Underwriting                          Proceeds to
                            to                      Discounts and                          issuer or
                          Public                     Commissions                       other persons(1)(2)
                          ------                   ---------------                     -------------------
Purchase Rights
   Per Share              $1.50                         $0                                    $1.50
   Total                  $1,594,307                    $0                               $1,594,307(3)


Warrants(4)
   Per Share              $.75                          $0                                    $ .75
   Total                  $1,751,250                    $0                               $1,751,250


(1) The "total other expenses of issuance and distribution" is assumed to be $100,000. The amount of proceeds shown does not reflect a deduction of expenses.

(2) A total of 4,670,000 shares of Common Stock may be acquired through the exercise of the conversion rights of the Preferred Stock Holders. The Company will realize no additional proceeds from such conversion.

(3) Assumes full subscription of 1,062,871 shares at $1.50 per share and that all of the Rights Holders fully and immediately exercise their Rights.

(4) Assumes full subscription for 2,335,000 shares and that all outstanding Warrants are exercised.

                      -----------------------------------

                The date of this Prospectus is October 1, 1992.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and Room 1204, Everett McKinley Dirkson Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained upon written request addressed to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers Automated Quotation System, 1735 K Street, Northwest, 3rd Floor, Marketing Listing Qualifications Department, Washington, D.C. 20006, on which the shares of Common Stock are traded.

The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock issuable upon the exercise of the Rights, the conversion of the Preferred Stock and the exercise of the Warrants. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

        There are hereby incorporated in this Prospectus by reference the following documents of the Company filed with the Commission pursuant to the 1934 Act:

        1. Annual Report on Form 10-K for the fiscal year ended December 31, 1991, as amended by Form 8 dated September 18, 1992 and by Form 8 dated September 28, 1992.

        2. Quarterly Report on Form 10-Q for the period ended March 31, 1992, as amended by Form 8 dated September 18, 1992.

        3. Quarterly Report on Form 10-Q for the period ended June 30, 1992, as amended by Form 8 dated September 18, 1992.

         All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to: Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut 06880, telephone number: (203) 222-6911, Attention: Secretary.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein or incorporated by reference hereto.

                                  THE COMPANY

         Westport Bancorp, Inc. (the "Company") is a bank holding company incorporated in 1983 under the laws of the state of Delaware. The Company's principal asset is its sole subsidiary, The Westport Bank & Trust Company (the "Bank"), which the Company acquired in 1984. The Bank is a Connecticut chartered bank and trust company whose predecessor was organized in 1852. The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC"). The Company is regulated and examined by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank is regulated and examined by the FDIC and the Banking Commissioner of the State of Connecticut (the "Commissioner").

         The Company has had significant losses in each of the past three years and in the first six months of 1992, resulting primarily from significant deterioration in the Bank's loan portfolio. The viability of the Company is dependent upon the Bank's ability to comply with the terms of a Cease and Desist Order issued by the FDIC (as amended, the "Order") and with the terms of an agreement with the Federal Reserve Bank of New York ("FRBNY") and the Commissioner (the "Agreement"). The Order requires the Bank to meet certain prescribed capital levels, maintain sufficient liquidity and ultimately return to profitable operation. The Agreement imposes certain limitations on the Company's cash expenditures, incurrence of debt and payment of dividends and requires submission of an operating plan to improve earnings and a plan to improve and maintain the capital ratios specified in the Order, all of which plans have been submitted. See "Risk Factors and Special Considerations - Operating History and Financial Condition; Capital Requirements."

         The executive office of the Company is located at 87 Post Road East, Westport, Connecticut 06880; its telephone number is (203) 222-6911.

                                  THE OFFERING

         This Prospectus relates to the offering and sale from time to time of up to 1,062,871 shares of Common Stock to be issued pursuant to non-transferable stock purchase rights ("Rights") granted to stockholders of record at the close of business on February 21, 1992 (the "Record Date"). Each holder of Rights has the right to purchase one share of Common Stock for every two shares of Common Stock held on the Record Date for the following prices:

                 (i) $1.50 per share from the date hereof through and including November 30, 1992;

                 (ii) $2.00 per share from December 1, 1992 through and including May 31, 1993; and

                 (iii) $3.00 per share from June 1, 1993 through and including May 31, 1994, at which time the Rights will expire.

         In addition, on February 24, 1992, pursuant to a private placement memorandum dated December 17, 1991 (the "Private Placement Memorandum"), the Company sold to investors 46,700 investment units in a private placement of securities for aggregate gross proceeds of $4,670,000 (the "Private Placement"). Each investment unit consisted of one share of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") (each such share being convertible into 100 shares of Common Stock at any time and being entitled to 100 votes on all matters which may come before the shareholders) and 50 warrants ("Warrants") to purchase common stock, par value $.01 per share, at a purchase price of $.75 per share during the period commencing January 1, 1994 and ending December 31, 1996. This Prospectus is being used in connection with the offering and sale from time to time of up to 7,005,000 shares of Common Stock to be issued by the Company pursuant to the conversion of the Preferred Stock and the exercise of the Warrants.

                    RISK FACTORS AND SPECIAL CONSIDERATIONS

         In making an investment decision, holders of Rights, Preferred Stock, and Warrants should carefully consider the following factors in addition to those described elsewhere in this Prospectus.

Operating History and Financial Condition; Regulatory Compliance

         The Company has had significant losses in each of the past three years and in the first six months of 1992, resulting primarily from the significant deterioration in the Bank's loan portfolio. These losses totaled $4,659,000, $6,335,000 and $5,887,000 for the 1989, 1990 and 1991 fiscal years, respectively, and $1,062,000 for the first six months of 1992. The economy in the Bank's market area, Fairfield County, Connecticut, and in New England generally, has been affected severely by declining real estate market values, as well as by a significant decline in economic activity and a resulting increase in unemployment. The decline in real estate values has had a material, negative effect on the condition of the Bank's loan portfolio, as real estate that collateralizes the Bank's loans has decreased in value, and as borrowers, affected by the deterioration in the regional economy, have become less able to meet their obligations to make principal and interest payments to the Bank. Accordingly, non-performing assets, past due loans, provisions for loan losses and charge-offs of loans have all increased significantly.

         On March 12, 1990, the Board of Directors of the Bank entered into a Memorandum of Understanding (the "MOU") with the Commissioner and the FDIC, pursuant to which the Board of Directors of the Bank agreed to take certain actions to improve the financial condition of the Bank, including increasing its capital ratios. In July 1991, the Board of Directors of the Bank was notified that the Commissioner and the FDIC had certain substantial concerns relating to the financial condition of the Bank arising out of an examination of the Bank as of April 8, 1991, conducted jointly by the Connecticut Department of Banking and the FDIC.

         On September 25, 1991, the Bank entered into a stipulation and consent agreement (the "Stipulation Agreement") with the FDIC and the Commissioner, pursuant to which the Bank agreed to take certain actions and to discontinue certain others, and the FDIC, on October 8, 1991, issued a cease and desist order (the "Order") based on the terms of the Stipulation Agreement.

         On November 19, 1991, the Company entered into the Agreement with the FRBNY and the Commissioner pursuant to which the Company has agreed, among other things, to certain limitations on cash expenditures, the incurring of any debt by the Company or the payment of cash dividends by the Company without the prior written consent of the FRBNY and the Commissioner. The Company has also agreed to provide the FRBNY and the Commissioner with an acceptable operating plan consisting of the Company's goals and strategies for improving the earnings of the Bank and the Company, along with a plan to improve and maintain the minimum leverage capital ratios specified in the Order, all of which plans have been submitted. See "Risk Factors and Special Considerations - Capital Requirements."

         The future success of the Company is dependent upon the Bank's ability to comply with the terms of the Order which requires, among other things, that the Bank meet prescribed capital levels, continue to maintain sufficient liquidity and ultimately return to profitable operation. The Bank's ability to comply with the terms of the Order is largely dependent upon its ability to continue the resolution and conversion of its non-performing loans into performing loans. See "Risk Factors and Special Considerations - Capital Requirements."

         In light of current conditions and the possibility of further deterioration in the real estate market, additional loan loss provisions may be necessary and additional charge-offs of loans may occur. The Company cannot predict the likelihood of economic recovery in the Bank's market area or in New England in the foreseeable future, and if the regional economy does not improve or continues to deteriorate, the financial condition and results of operations of the Company will likely deteriorate further.

         In February 1992, $4,320,000 in net proceeds from the Private Placement were contributed to the Bank to increase its regulatory capital levels, and the net proceeds of this Offering will be so contributed. See "Use of Proceeds." Notwithstanding such capital infusions to the Bank, the financial condition of the Bank may continue to deteriorate without an improvement in the condition of the Bank's loan portfolio. Non-performing assets, which include nonaccrual loans, loans 90 days or more past due on accrual status and other real estate owned, were $26,072,000 (approximately 10.7% of total assets) at December 31, 1991, a decrease of approximately 13.2% from the $30,044,000 of non-performing assets (approximately 10.9% of total assets) at December 31, 1990. Non-performing assets were $21,394,000 (8.6% of total assets) at June 30, 1992, a 17.9% decrease from the $26,072,000 of non-performing assets at December 31, 1991. Whether additional loans will become classified as non-performing will depend, among other things, on whether economic conditions and real estate values continue to deteriorate. The level of non-performing assets will also depend on the extent to which loans return to performing assets and the Bank is successful in disposing of other real estate owned.

         Earnings for the remainder of 1992 will continue to be constrained by the high level of non-performing assets, the expenses of collecting problem loans and the carrying costs of other real estate owned. At December 31, 1991, the allowance for loan losses was $4,276,000, a decrease of 22.3% from the allowance of $5,504,000 at December 31, 1990. At June 30, 1992, the allowance for loan losses was $4,804,000, a 12.3% increase over the allowance at December 31, 1991, reflecting approximate charge-offs of loans (net of recoveries of $260,000) during the first six months of 1992 of $872,000 and provision made for loan losses of $1,400,000. The Company believes that the allowance for loan losses is adequate. While the Company uses available information to recognize possible loan losses, future additions to the allowance may be necessary based on changes in economic conditions, particularly in the Bank's service area, Fairfield County, Connecticut. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may recommend that the Bank recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Other real estate owned (including insubstance foreclosures) were a total of $5,047,000 at December 31, 1991, an approximate decrease of 34.3% from $7,680,000 at December 31, 1990.
At June 30, 1992, other real estate owned (including insubstance foreclosures) were $6,382,000, an increase of 26.5% over the $5,047,000 at December 31, 1991.
Although the Bank is ultimately in a better position to dispose of real estate actually acquired on foreclosures, because of the often lengthy process involved to gain title to property which serves as collateral on defaulted loans, the continuing significant balance in other real estate owned reflects the substantial deterioration in the Bank's loan portfolio over the last several years.

Independent Auditors' Report

         The independent auditors' report on the 1991 consolidated financial statements of the Company expresses an unqualified opinion that includes an explanatory paragraph relating to circumstances that raise substantial doubt about the Company's ability to continue as a going concern.

Regulatory Capital Requirements

         Beginning December 31, 1990, bank regulatory authorities established capital adequacy assessment guidelines designed to more appropriately consider the credit risk inherent in the assets and off-balance sheet activities of a financial institution. The risk-based capital structure is being phased in over a two-year transition period with the final standards becoming fully effective at year-end 1992.

         The Board of Governors of the Federal Reserve System (the "Federal Reserve Board") has established minimum "risk-based" and "leverage" capital ratios for bank holding companies, and the Federal Deposit Insurance Corporation (the "FDIC") has established substantially similar minimum capital ratios for banks (as discussed in more detail below). Under the risk-based capital guidelines, the ratio is calculated by dividing qualifying capital by risk-weighted assets. The guidelines established two separate categories of qualifying capital. In the Company's case, Tier 1 capital consists of stockholders' equity and Tier 2 capital consists of the allowable portion of the allowance for loan losses. The total assets base used for the computation is modified to include items on and off the balance sheet, with each item being assigned a "risk weight" for the determination of the capital to risk-weighted assets.

         At December 31, 1991, the Company's total risk-based capital ratio and Tier 1 capital ratio, calculated in accordance with the guidelines in effect at year-end 1991, were 4.9% and 3.9%, respectively. These same ratios calculated under 1992 requirements were 4.7% and 3.5%. The December 31, 1991 leverage ratio was 2.6%.

         At June 30, 1992 the Company's capital ratios reflect the additional Tier 1 capital from the issuance of investment units consisting of convertible preferred stock and warrants to purchase common stock. The total risk-based capital ratio and Tier 1 capital ratio, calculated in accordance with the 1990 guidelines, were 7.08% and 6.18%, respectively. These ratios calculated under 1992 guidelines were 6.85% and 5.58%, respectively. The June 30, 1992 leverage ratio was 3.81%.

         A comparison of the Company's capital ratios at June 30, 1992 and December 31, 1991 with the minimum regulatory requirements and the amount of the excess or deficiency is summarized in the table below.

                                               At June 30, 1992                      At December 31, 1991
                                           1990             1992                     1990          1992
                                         Guidelines       Guidelines               Guidelines   Guidelines
                                         ----------       ----------               ----------   ----------
                                                                 (Dollars in Thousands)
Tier 1 Capital:
Preferred Equity                         $  4,320         $  4,320                 $      0    $      0
Common Equity                               5,044            5,044                    6,125       6,125
                                         --------         --------                 --------    --------
Stockholders' Equity                        9,364            9,364                    6,125       6,125

Tier 2 Capital:
Allowable portion of
  allowance for loan
  losses                                    2,558            2,132                    2,671       2,225
                                         --------         --------                 --------    --------
Total Capital                            $ 11,922         $ 11,496                 $  8,796    $  8,350
                                         ========         ========                 ========    ========

Risk Weighted Assets                     $168,286         $167,860                 $176,427    $175,981
                                         ========         ========                 ========    ========

Quarterly Average of
  Total Assets                           $245,800         $245,800                 $237,680    $237,680
                                         ========         ========                 ========    ========

Total Capital to Risk
  Weighted Assets                            7.08%            6.85%                     4.9%        4.7%
                                         =========        =========                =========   =========

Minimum Requirement                          7.25%             8.0%                    7.25%        8.0%
                                         ---------        ---------                ---------   ---------

Deficiency                                  $(286)        $ (1,930)                $ (4,146)   $ (5,807)
                                         ---------        ---------                ---------   ---------

Tier 1 Capital to Risk
 Weighted Assets                             6.18%            5.58%                     3.9%        3.5%
                                         =========        =========                =========   =========

Minimum Requirement                         3.625%             4.0%                   3.625%        4.0%
                                         =========        =========                =========   =========

Excess (Deficiency)                       $ 4,300          $ 2,652                   $  485      $ (880)
                                         ---------        ---------                ---------   ---------

Tier 1 Capital to
  Average Assets
  (Leverage Ratio)                           3.81%            3.81%                     2.6%        2.6%
                                         =========        =========                =========   =========

Minimum Requirement                           4.0%             4.0%                     4.0%        4.0%
                                         ---------        ---------                ---------   ---------
Deficiency                               $   (467)        $   (467)                $ (3,327)   $ (3,327)
                                         =========        =========                =========   =========

         In conjunction with the completion of the Company's sale of securities pursuant to the Private Placement and the Company's contribution of the net proceeds to the capital of the Bank, the FDIC and the FRBNY revised the Order and the Agreement to require that the Bank's Tier I leverage capital ratio be at least 4.0% at February 29, 1992, 4.5% at June 30, 1993 and 5.5% at September 30, 1994.

         At June 30, 1992, the Company's leverage ratio was 3.81% (.19 percentage points or $467,000 below the current required minimum level).
During the third quarter of 1992, the following transactions have occurred that will affect the Company's capital position at the end of the quarter:

         - On July 7, 1992, the Bank realized a gain of $650,000 on the sale of $26.2 million of mortgage-backed securities.

         - In September 1992, the Bank realized an approximate gain of $570,000 on the sale of its credit card portfolio.

         - On September 29, 1992 the Bank sold its mortgage-backed security fund investment of approximately $43 million and recognized a loss of approximately $560,000. In addition, it sold approximately $10 million of U.S. Treasury securities on which it recognized a gain of approximately $330,000. Approximately $45 million of the proceeds will be invested and managed by outside investment managers pursuant to investment guidelines established by the Bank and the remainder will be reinvested and continue to be managed by the Bank. The entire portfolio will be classified as "available for sale" and will be carried in the financial statements at the lower of cost or market value.

         Management has notified the Regulatory Agencies of the short-fall in the Company's leverage and risk-based capital ratios at June 30, 1992, and believes the Regulatory Agencies will not impose sanctions on or take adverse action against the Company as a result of such short-fall.

         The Company's ability to meet the total capital to risk-weighted asset ratio requirements (7.25% at September 30, 1992 and 8.0% at December 31, 1992) and its ability to meet leverage ratio requirements (4% at September 30, 1992 and December 31, 1992) depend upon its success in raising additional capital or in generating profits from operations or from sales of assets. The Company has no current intentions to reduce significantly asset levels or otherwise change the risk profile of its assets. The Company is pursuing its plan to reduce the levels of nonperforming assets, increase earning assets and control operating costs and, ultimately, return to profitable operations.

         If operations continue to be unprofitable, and if the Company and the Bank do not meet the capital requirements of the Order and the Agreement, it will become necessary to seek relief from certain of those requirements from the regulatory authorities, or to enhance capital, or both. Bank holding companies and banks which do not comply with minimum capital requirements are considered to be operating in an unsafe and unsound condition and may be subject to certain regulatory actions, including revocation of the Bank's deposit insurance or the appointment of a conservator or receiver and/or the closing of the Bank. If the Bank is closed, liquidated or sold to another institution, it is virtually certain that all stockholders will lose their entire investment in the Company.

Principal Stockholder

         As of June 30, 1992, there were 2,125,742 shares of Common Stock and 46,700 shares of Preferred Stock issued and outstanding. As of such date, Mr. David Rosow, Chairman of the Board of Directors of the Company, beneficially owned 1,222,150 shares of Common Stock (which amount includes his ownership of 222,150 shares of Common Stock, and assumes full conversion of his Preferred Stock) and 10,000 shares of Preferred Stock, representing approximately 39.1% of the issued and outstanding shares of Common Stock (adjusted for conversion of Mr. Rosow's Preferred Stock), 21.4% of the issued and outstanding shares of Preferred Stock and 18% of the voting power of the Company. Such shares include 1,221,150 shares of Common Stock and 10,000 shares of Preferred Stock owned by Jean D. Rosow, Mr. Rosow's wife, as to which shares Mr. Rosow has a general proxy to vote. In conjunction with the Private Placement, the Company and the Rosows terminated an agreement entered into in December 1990, pursuant to which the Rosows had agreed to certain limitations on their future acquisitions of the Company's Common Stock.

Dividends

         The Company has not paid any dividends on the Common Stock since the second quarter of 1989, and does not anticipate paying any dividends on the Common Stock in the foreseeable future. Holders of the Preferred Stock are entitled to receive dividends only if and when declared by the Board of Directors of the Company. The ability of the Company to pay dividends on the Preferred Stock or Common Stock is dependent on the ability of the Bank to pay dividends to the Company. Pursuant to the Order, the Bank is prohibited from paying dividends to the Company without the prior written consent of the Regional Director of the FDIC and the Commissioner. Pursuant to the Agreement, the Company is prohibited from paying dividends to its stockholders without the prior written consent of the FRBNY and the Commissioner. Consequently, the future dividend policy of the Bank and the Company will, in addition to financial ability, be dependent upon the regulatory restrictions of the FDIC, the FRBNY and the Commissioner.

Competition

         Competition in the financial services industry in Connecticut is strong. Numerous commercial banks, savings banks, savings and loan associations, mortgage brokers, finance companies, credit unions, insurance companies, money market funds, investment firms and private lenders compete with the Bank for deposits, loans and employees. Many of these competitors have significantly greater resources than the Bank, offer a wide range of deposit, loan and mortgage instruments and banking services, and are able to conduct more intensive and broader-based promotion efforts to reach both commercial and individual customers. Recent legislation and economic conditions have resulted in an increase in the potential for and actual level of competition for the Bank's services. Certain recent bank failures in the Bank's market area have resulted in the acquisition of such banks' deposits, assets and banking locations by very large, out-of-state bank holding companies. Although the Bank believes that such acquisitions may enhance the Bank's position as a source of loans to small and medium-size businesses, which usually are not sought by larger institutions similar to those which have now come into the Bank's market, there exists the possibility that such larger and better-financed banks may seek to compete for that business.

                                USE OF PROCEEDS

         The Company will contribute all of the funds raised pursuant to the exercise of Warrants and Rights, after the payment of related expenses, to the Bank in order to assist the Bank in meeting the leverage capital ratio requirements of the Order and the Agreement. The net proceeds will be added to the liquidity of the Bank and will be available for lending and investing activities. See "Risk Factors and Special Considerations - Capital Requirements."

                        DETERMINATION OF OFFERING PRICES

         Each Right may be exercised for one share of Common Stock at a purchase price of:

                 (i) $1.50 per share from the date hereof through and including November 30, 1992;

                 (ii) $2.00 per share from December 1, 1992 through and including May 31, 1993; and

                 (iii) $3.00 per share from June 1, 1993 through and including May 31, 1994.

         Each Warrant issued with the Preferred Stock in the Private Placement may be exercised for one share of Common Stock at a purchase price of $.75 per share during the period commencing January 1, 1994 and ending December 31, 1996.

         The foregoing purchase prices for the Common Stock, which were set at the time of the commencement of the Company's Private Placement, have been determined by the Company's Board of Directors and no assurances can be given that shares of the Common Stock, once registered under the Securities Act of

1933, as amended, will trade at prices comparable to their respective offering prices. In determining the offering prices, considerations addressed by the Board included the Company's losses from operations and the deterioration in its financial condition during the three-year period prior to the Private Placement, the existing and pro forma net worth of the Company, the possible effects of the issuance of additional Common Stock on the market for the Common Stock and the effect on the condition of the Bank of an infusion of capital resulting from the contribution of funds to be raised in the Private Placement and the Rights Offering. Although the closing prices for the Common Stock traded through NASDAQ has ranged between a high of $3.00 and a low of $1.75 since the completion of the Private Placement on February 21, 1992, and closed at $2.125 on September 30, 1992, trading volume generally has been very low, so that there can be no assurances that such prices would be sustained if large numbers of shares of Common Stock were offered for sale in a short period of time.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company at June 30, 1992, as adjusted to give effect to the exercise of the maximum number of Rights. No adjustment has been made to give effect to the conversion of the Preferred Stock, as the Company will not receive additional consideration upon such conversion, nor to exercise of the Warrants, which may only occur, if at all, on or after January 1, 1994.

                                         June 30,                  Adjusted for
                                           1992                Exercise of Rights (1)
                                         --------              ----------------------
                                                 (IN THOUSANDS)

Liabilities and stockholders' equity:

Liabilities:
  Deposit accounts                      $237,820                      $237,820
  Other borrowed money                       435                           435
  Other liabilities                        2,560                         2,560
                                        --------                      --------
  Total liabilities                      240,815                       240,815

Stockholders' equity:
  Preferred stock, Series A
    Convertible - $.01 par value;
    authorized, 2,000,000 shares;
    outstanding, 46,700 shares                 1                             1
  Common stock - $.01 par
    value; authorized,
    20,500,000 shares;
    outstanding, 2,125,742                    21                            32
    at June 30, 1992 and
    3,187,613 as adjusted for
    exercise of rights
  Additional paid in capital:
    Preferred                              4,319                         4,319
    Common                                15,988                        17,472
  Accumulated deficit                    (10,965)                      (10,965)
                                        --------                      --------
    Total stockholders'
      equity                               9,364                        10,859
                                        --------                      --------
Total liabilities
  and stockholders'
  equity                                $250,179                      $251,674
                                        ========                      ========

(1) Assumes full subscription of 1,062,871 shares at $1.50 per share, less registration costs of $100,000.

                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby is being offered by the Company directly to holders of Rights, Preferred Stock and Warrants. The Company has not employed any brokers, dealers or underwriters in connection with the Offering, and no underwriting commissions, fees or discounts will be paid in connection with the Offering. Certain employees of the Company may solicit responses from Holders to the Offering, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

                             EXERCISE OF RIGHTS;
           CONVERSION OF PREFERRED STOCK; AND EXERCISE OF WARRANTS

     Holders who desire to exercise Rights should complete, date and sign the Rights Exercise Form in accordance with the instructions set forth in the Rights Exercise Form Information Sheet, which, along with a Rights Exercise Form, accompanies this Prospectus as Exhibit A, and return it to the Company to the attention of its Secretary, on or before the applicable expiration date, together with payment in full of the appropriate exercise price. Any questions concerning the procedure for conversion of the Preferred Stock or exercise of the Warrants or Rights should be directed to the Company's Secretary.

     Holders who desire to convert shares of Preferred Stock or exercise Warrants are referred to Exhibits E and F of the Private Placement Memorandum for the procedure to be followed to receive shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, as amended by Form 8 dated September 18, 1992 and by Form 8 dated September 28, 1992 (the "Form 10-K") have been audited by Deloitte & Touche, independent certified public accountants. Their report expresses an unqualified opinion that includes an explanatory paragraph relating to circumstances that raise substantial doubt about the Company's ability to continue as a going concern, which report is incorporated by reference herein. The foregoing consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon the authority of such firm as experts in auditing and accounting.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action

(other than an action by or in the right of the corporation, i.e., a "derivative action") by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement reasonably incurred by such person if he or she acted in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action, which he or she had no reason to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such an action and requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. Consequently, directors and officers may be entitled under those provisions to indemnification for grossly negligent business decisions. Employees and agents of the Company may be indemnified and granted an advancement of litigation expenses to the extent authorized from time to time by the Board of Directors of the Company.

     Indemnification may be made by the Company only upon the determination that such director, officer, employee or agent has complied with the standard of conduct set forth above. Such determination must be made on a case by case basis by: (i) a majority vote of disinterested directors; (ii) in instances where a quorum of disinterested directors is unavailable, then by independent legal counsel in a written opinion; or (iii) by a vote of the Company's stockholders.

     Delaware corporate law permits corporations such as the Company to maintain indemnification insurance against any liability asserted against an officer or director and arising out of the individual's position, whether or not pursuant to Delaware law the particular corporation would have the power to indemnify such individual. The Company maintains director and officer liability insurance for the benefit of the directors and officers of the corporation.

     The Company's by-laws contain indemnification provisions which mirror the indemnification provisions discussed above and which are contained in Delaware Corporation Law. Specifically, the by-laws require that the Company indemnify to the fullest extent permitted by law individuals who were, or are a party to a threatened, pending or completed legal action of any type by reason of the fact that such individual served the Company as a director, officer or employee. The by-laws also require that such person have acted in good faith and in a manner which the officer or director reasonably believed to be in the best interests of the Company. Similarly, the by-laws provide for indemnification of directors, officers or employees in derivative suits in the same manner as is provided for pursuant to Delaware General Corporate law.

     Such indemnification provisions as are set forth in statutes and the Company's by-laws are not exclusive of any other right an individual seeking indemnification may be entitled to under any agreement, vote of stockholders or vote of disinterested directors. Any indemnification rights set forth under law, bylaw or agreement continue after such person has ceased to hold office and such rights inure to the benefit of the heirs, executors and administrators of any person so eligible for indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                   EXHIBIT A

                               INFORMATION SHEET
                             for Exercise of Rights

WHO IS ELIGIBLE.

     Each shareholder of Westport Bancorp, Inc. (the "Company") is entitled to purchase one additional share of Common Stock for every two shares of Common Stock held of record by such shareholder ( a "Rights Holder") on February 21, 1992 (the "Record Date").

EXERCISE PRICE.

     The Rights are exerciseable during the following periods and for the following prices:

                                              Period of Exercise

Exercise                                                              Through and
 Price         From                                                   Including
- --------       ----

$1.50     The date hereof                                           November 30, 1992

$2.00     December 1, 1992                                          May 31, 1993

$3.00     June 1, 1993                                              May 31, 1994

WHAT YOU MUST DELIVER.

     In order to exercise the Rights, Rights Holders must deliver to the Company a duly executed Rights Exercise Form and payment for the Common Stock such Rights Holder intends to purchase.

WHERE TO SEND COMPLETED FORM AND PAYMENT.

     Completed Rights Exercise Forms and payment for shares of Common Stock should be forwarded to:

                          Westport Bancorp, Inc.
                          87 Post Road East
                          Westport, Connecticut 06880
                          Attention: Secretary

METHOD OF PAYMENT.

     Payment must be made by a bank certified check, a cashier's check, or, in the case of a Rights Holder who maintains an account at Westport Bank & Trust Company, a personal check drawn on such account, payable to the order of "Westport Bancorp, Inc." Payment may also be made in cash at the offices of the Company. Cash payments should not be mailed.

PAYMENT AND EXERCISE DEADLINES.

     Payment and a duly executed Rights Exercise Form must be received by 5:00 p.m. New York time on or before the last day of each purchase period in order to purchase shares at the exercise price in effect during such purchase period; provided, however, that the Rights shall be void and all rights represented thereby shall cease unless exercised before 5:00 p.m. New York time, on the last day of the third purchase period.

FAILED OR MISDIRECTED DELIVERY OF RIGHTS EXERCISE FORM OR PAYMENT.

     The risk of failed or misdirected delivery of Rights Exercise Forms and payments to the Company will be borne by such Rights Holder and not by the Company.

NON-TRANSFERABILITY.

     The Rights are non-transferable.

DATE OF ISSUANCE OF COMMON STOCK.

     The Rights will be deemed to have been exercised and the Common Stock issuable upon such exercise shall be deemed to have been issued, and such Rights Holder or other person so designated to be named therein shall be deemed to have become the shareholder of record of such shares for all purposes, as of the date the Rights Exercise Form and payment are received by the Company.

FRACTIONAL SHARES.

     Fractional Shares will not be issued. In the event that the grant of the Rights results in the Rights Holder being entitled to a fractional share, the number of shares such Rights Holder is entitled to purchase shall be rounded up to the next whole number.

                             RIGHTS EXERCISE FORM

                     (To be executed if holder desires to
                            exercise the Rights.)

To:  WESTPORT BANCORP, INC.

     The undersigned hereby irrevocably elects to exercise Rights to purchase ______ shares of Common Stock of Westport Bancorp, Inc., at a price of $____ per share*, which payment is delivered herewith, and requests that certificates for such Common Shares be issued in the name of and be delivered to:

- --------------------------------------------------------------------------------
                                 (Print Name)

- --------------------------------------------------------------------------------
                 (Social Security or other identifying number)

- --------------------------------------------------------------------------------
                                   (Address)

- ---------------------------------------------
(Telephone)

     Please date and sign exactly as your name appears on your present stock certificate. All joint owners should sign. When signing as a fiduciary, representative or corporate officer, give full title as such.

Date:  _____________, 19__



                                 -------------------------------------------
                                            (Signature)

                                 ------------------------------------------
                                            (Signature)

- --------------------------

*$1.50 from the date hereof through and including November 30, 1992.
 $2.00 from December 1, 1992 through and including May 31, 1993.
 $3.00 from June 1, 1993 through and including May 31, 1994.